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                                                                      Exhibit 21

                              List of Subsidiaries

PINNACLE NATIONAL BANK, NATIONAL ASSOCIATION, a national bank chartered under the laws of the United States

Pinnacle National Bank has a wholly-owned subsidiary, PFP Title Company, a Tennessee corporation